PAGE

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to SS 240.14a-11(c) or SS 240.14a-12

                            Gibson Greetings, Inc.

               (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act  Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

____________________________________________________________________________

      2)    Aggregate number of securities to which transaction applies:

____________________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

____________________________________________________________________________

      4)    Proposed maximum aggregate value of transaction:

____________________________________________________________________________

      5)    Total Fee Paid:

____________________________________________________________________________

[ ]   Fee paid previously with preliminary materials.




[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

____________________________________________________________________________

      2)    Form, Schedule or Registration Statement No.:

____________________________________________________________________________

      3)    Filing Party:

____________________________________________________________________________

      4)    Date Filed:

____________________________________________________________________________

PAGE

                            GIBSON GREETINGS, INC.
                               2100 Section Road
                            Cincinnati, Ohio  45237


                           NOTICE OF ANNUAL MEETING

            The Annual Meeting of Stockholders of Gibson Greetings, Inc. will be held in the Auditorium of the Cincinnati Art Museum, Eden Park, Cincinnati, Ohio, at 2:30 p.m., Eastern Daylight time, on May 23, 1995 for the following purposes:

            1.    To elect three directors; and

            2. To transact such other business as properly may come before the meeting.

            Stockholders of record at the close of business on April 25, 1995 are entitled to receive notice of, and to vote at, the meeting.

______________________________________________________________________________

BY ORDER OF THE BOARD OF DIRECTORS,                                May 5, 1995

HAROLD L. CALDWELL

SECRETARY




______________________________________________________________________________

                                  IMPORTANT:

      TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY
      CARD  AND MAIL IT PROMPTLY.  THE ENCLOSED RETURN ENVELOPE REQUIRES
      NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.
______________________________________________________________________________





PAGE

                            GIBSON GREETINGS, INC.
                               2100 Section Road
                            Cincinnati, Ohio  45237
                                (513) 841-6600


                                PROXY STATEMENT


            This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gibson Greetings, Inc. of proxies to be voted at the Annual Meeting of Stockholders on May 23, 1995. Except as otherwise indicated, "the Company" as used herein refers to Gibson Greetings, Inc., its subsidiary corporations and its predecessor corporations taken as a whole. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about May 5, 1995.



                         OUTSTANDING VOTING SECURITIES


            The number of voting securities of the Company outstanding on April 25, 1995, the record date for the meeting, was 16,579,530 shares of common stock, $.01 par value, all of one class and each entitled to one vote. The holders of at least a majority of the outstanding shares of common stock must be represented in person or by proxy at the Annual Meeting for the meeting to be held.



                              PROXIES AND VOTING


            Stockholders are urged to: read carefully the material in this Proxy Statement; specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card; and sign, date and return the card in the enclosed stamped envelope. A stockholder who executes a proxy may revoke or revise that proxy in writing at any time before the meeting by notice to the Company's Secretary or may, by voting by ballot at the meeting, cancel any proxy previously returned.

            The Company's Proxy Committee consists of three individuals, each of whom is an officer of the Company. If a stockholder's proxy card is properly executed and returned, but no choice is specified, the shares will be voted by the Proxy Committee as recommended by the Company. At the present time it is intended that proxies which contain no instructions to the contrary will be voted "for" the nominees for director named in this Proxy Statement. Should any nominee not be available for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of the stock represented by the proxies on any matter which properly may be presented for action at the meeting. At the present time, the Company is not aware of any business or matter which properly may be presented for action at the meeting other than as is described in this Proxy Statement.


PAGE

            In accordance with the General Corporation Law of the State of Delaware and the Company's By-Laws, the affirmative vote of a plurality of the shares of the Company's common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be sufficient for election of the nominees as directors. Any other matter which might arise at the meeting would be determined by a vote of a majority of the shares of common stock present in person or represented by proxy and voting on that matter. Abstentions and broker non-votes have the effect of negative votes as to the election of directors but generally are deemed to be absent shares as to other matters. Votes at the meeting will be tabulated by financial officers of the Company, who act as Judges of Election. The Company has not established a system for confidential voting.



                         ATTENDANCE AT ANNUAL MEETING


            To ensure the availability of adequate space for stockholders wishing to attend the meeting, attendance may be limited to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their respective authorized representatives, and invited guests of Management. Please indicate whether you plan to attend the Annual Meeting by checking the appropriate box on the enclosed proxy card.



                            THE BOARD OF DIRECTORS


            Pursuant to the Delaware General Corporation Law, as implemented by the Company's Restated Certificate of Incorporation and By-Laws, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors.

            Currently the Company has eight directors, divided into three classes; Classes I and III contain three directors each and Class II is composed of two directors. The nominees in Class III will be nominated for election as directors to serve until the Annual Meeting in 1998 and until their successors are elected and qualified. The directors in Class I have been elected to serve until the Annual Meeting in 1996 and the directors in Class II have been elected to serve until the Annual Meeting in 1997.

            Set forth below is certain information with respect to each of the nominees and continuing directors.


                                    Class I

                           (Terms expiring in 1996)


            CHARLES D. LINDBERG, age 66. Mr. Lindberg has been a partner in the law firm of Taft, Stettinius & Hollister, counsel to the Company, for more than the past five years and currently serves as Managing Partner. He has been a director of the Company since May 1991 and has been a member of the Audit Committee since 1994.

PAGE

            ALBERT R. PEZZILLO, age 66. Mr. Pezzillo is currently a business consultant. He retired in 1990 from his position as Senior Vice President of American Home Products Corporation, a manufacturer and marketer of ethical pharmaceuticals, medical supplies and hospital, consumer health care, food and household products. Prior to joining American Home Products in 1981, he held a variety of executive positions with Warner Lambert Company and Colgate Palmolive Company. Mr. Pezzillo became a director of the Company in April 1990. He has been a member of the Audit Committee since 1990 and a member of the Compensation Committee since 1994.

            C. ANTHONY WAINWRIGHT, age 61. Mr. Wainwright has been Chairman of Compton Partners, Saatchi & Saatchi (formerly Campbell-Mithun-Esty), a national advertising agency, since May 1994. He had served as Vice Chairman of that company since 1989. From 1980 until 1989 he was President, Chief Operating Officer and a director of The Bloom Companies, Inc., a holding company for a national advertising agency group. Prior to 1980, Mr. Wainwright held various executive positions with companies in the advertising and marketing industries. He is also a director of American Woodmark Corporation, Del Webb Corp. and Specialty Retail Group, Inc. He has been a director of the Company since March 1988 and has been a member of the Compensation Committee since 1993 and a member of the Nominating Committee since 1991.


                                   Class II

                           (Terms expiring in 1997)


            FRANK STANTON, age 65. Until his retirement in 1990, Mr. Stanton had served as Chairman and Chief Executive Officer of MRB Group, Inc., a world-wide media and marketing research organization, which he founded in 1987. From 1974 until 1989 he was President and Chief Executive Officer of Simmons Market Research Bureau, a leading rating service for the magazine industry and now a subsidiary of MRB Group, Inc. He has been a director of the Company since June 1985. He has been a member of the Audit and Compensation Committees since 1986.

            ROGER T. STAUBACH, age 53. Mr. Staubach has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a Dallas, Texas-based integrated real estate service company, since 1990. He was President of that company from 1981 until 1990 and was active in other real estate brokerage businesses prior to 1981. From 1969 through 1979 he was a member of The Dallas Cowboys professional football team. He is also a director of Brinker International, Inc., Columbus Realty Trust, First USA, Inc., Halliburton Company and Life Partner's Group, Inc. Mr. Staubach became a director of the Company in January 1992. He has been a member of the Nominating Committee since 1994.

PAGE

                                   Class III

                  (Nominees for election to serve until 1998)


            THOMAS M. COONEY, age 69. Mr. Cooney was the Company's Chairman of the Board from 1986 until 1989 and currently serves as Chairman Emeritus of the Company and as President of Gibson Foundation, Inc., a charitable foundation established by the Company. He joined the Company as its President and Chief Executive Officer in 1978 and served as President until 1986 and as Chief Executive Officer until 1987. He is also a director of Genovese Drug Stores, Inc. Mr. Cooney has been a director of the Company since 1982 and a member of the Nominating Committee since 1990.

            BENJAMIN J. SOTTILE, age 57. Mr. Sottile has been the Company's Chairman of the Board since 1989, its Chief Executive Officer since 1987 and its President since 1986. From 1986 to 1987 he was the Company's Chief Operating Officer. Mr. Sottile was President of Group I, Revlon Beauty Group, Revlon Corp., a manufacturer of cosmetic and beauty supplies, from 1984 to 1986. From 1981 to 1984 he was a Senior Vice President of Warner Communications, Inc., where he was chiefly responsible for the operating activities of consumer product companies including The Franklin Mint, Warner Cosmetics and Fragrances and Knickerbocker Toy Company. He became a director of the Company in January 1987 and has been a member of the Nominating Committee since 1989.

            CHARLOTTE A. ST. MARTIN, age 49. Ms. St. Martin has been Executive Vice President of Loews Hotels and President and Chief Executive Officer of Loews Anatole Hotel, Dallas, Texas, since 1989. Previously she served Loews Hotels in a variety of other executive capacities. Loews Hotels owns and operates fourteen hotels nationally and internationally. Ms. St. Martin is also a former President of the Dallas Convention and Visitors' Bureau. She has been a director of the Company since August 1993 and a member of the Compensation Committee since 1994.

            Compensation of Directors. Since January 1, 1993, directors have been entitled to receive fees of $900 for each Board meeting attended and $650 for each committee meeting attended, plus reimbursement of expenses. In addition to these fees, the Company pays an annual fee of $13,500 for services of directors who are not employees of the Company and an annual fee of $2,500 per chairmanship to each committee chairman. Pursuant to the Company's 1989 Stock Option Plan for Nonemployee Directors (the "Directors Plan") each nonemployee director of the Company, at the close of business on the day of the Annual Meeting of Stockholders, receives an option to purchase 1,000 shares of common stock.

PAGE

            In order to continue to attract and retain outstanding individuals to serve as nonemployee directors of the Company ("Outside Directors"), the Company also has a Retirement Plan for Outside Directors (the "Directors Retirement Plan"). Outside Directors are defined by the Directors Retirement Plan as directors not employed by the Company or a subsidiary and include former or retired employees if they are not vested under any other Company retirement plan. In order to qualify for benefits under the Directors Retirement Plan, an Outside Director must have served the Company as such for at least nine years. An Outside Director who does qualify for benefits under the Directors Retirement Plan will receive an annual benefit, payable quarterly for life, equal to the amount of the Company's annual fee (not including payments for serving as chairman of a Board committee) paid to Outside Directors on the date on which the Outside Director's service to the Company ceases (the "Annual Retainer"). Benefits under the Directors Retirement Plan commence upon termination of service for directors who have attained age 65 and are payable beginning at age 65 to those whose services terminate prior to that age. Should an Outside Director who has qualified for benefits under the Plan die before receiving any benefits, the Outside Director's designated beneficiary or estate will be entitled to receive a payment equal to five times the Annual Retainer; should an Outside Director die after the commencement of benefits but prior to having received them for five years, the beneficiary or estate will receive an amount equal to five times the Annual Retainer less any benefits already paid.

            Meetings; Committees of the Board. The Board of Directors held nine meetings in 1994. The Board of Directors has a Nominating Committee, composed in 1994 of Messrs. Cooney, Chairman, Staubach and Wainwright, which recommends to the Board for nomination, or to a class for election in the event of vacancy, nonemployee directors of the Company. By virtue of his position as Chairman of the Board and President of the Company, Mr. Sottile is also a member of the Nominating Committee. The Nominating Committee did not meet in 1994. The Nominating Committee has not established procedures for consideration of nominees recommended by stockholders. The Board also has an Audit Committee, which deals with financial reporting and control of the Company's assets. This Committee, consisting of Messrs. Stanton, Chairman, Lindberg and Pezzillo in 1994, held five meetings during that year. The Compensation Committee of the Board is discussed below. Each incumbent director except Ms. St. Martin attended at least 75% of the aggregate of the total number of Board of Directors meetings which he or she was eligible to attend and the total number of meetings of committees of the Board on which the director served during the 1994 calendar year.

            Compensation Committee Interlocks and Insider Participation. The Board has a Compensation Committee, currently composed of Mr. Wainwright, Chairman, Mr. Pezzillo, Ms. St. Martin and Mr. Stanton. The Compensation Committee sets cash compensation for the Company's executive officers and certain other key employees, approves terms and conditions of employment contracts for certain key executives and establishes terms and conditions of the Company's bonus and retirement plans. The Committee also administers all of the Company's Stock Option and Incentive Plans (except the Directors Plan, which is administered by the full Board), selects the persons to whom awards will be made under those Plans and, subject to the limitations imposed by the Plans, establishes the terms and conditions of each award. The Compensation Committee held two meetings in 1994.

      During 1994 Mr. Pezzillo received fees of $36,456 for consulting services performed for the Company.

PAGE

                            EXECUTIVE COMPENSATION
                             AND OTHER INFORMATION


      Summary Information. The following table sets forth, for each of the three years in the period ending December 31, 1994, amounts of cash and certain other compensation paid by the Company in respect of the year to (i) Mr. Sottile, (ii) each of the three other executive officers of the Company who were serving as executive officers at the end of 1994 and whose 1994 salary and bonus exceeded $100,000, and (iii) Ralph J. Olson, an executive officer of the Company until November 1994. Mr. Sottile and these other persons are sometimes referred to hereafter as the "named executive officers."

                                    Summary Compensation Table
                                                                    Long Term
                                                                   Compensation
                                     Annual Compensation              Awards
                                ------------------------------   ------------------
                                                                            Secur-
                                                       Other                 ities      All
                                                       Annual    Restricted  Under-    Other
                                                       Compen-   Stock       lying     Compen-
Name and Principal                Salary     Bonus     sation    Award(s)   Options    sation
Position                  Year     ($)        ($)      ($)(1)    ($)(2)       (#)      ($)(3)
- -----------------------   ----   --------   --------   -------   -------   --------   --------
Benjamin J. Sottile       1994   $462,900      ---       ---       ---       30,000   $ 53,025
Chief Executive Officer
                          1993   $427,400   $260,000     ---       ---        ---     $ 53,669

                          1992   $414,675   $200,000     ---       ---       45,000   $ 15,196

William L. Flaherty (4)   1994   $179,375      ---     $24,353     ---       12,000   $ 52,781
Vice President
                          1993   $ 20,641   $ 50,000     ---       ---       15,000   $  6,300

Nelson J. Rohrbach (4)    1994   $228,702   $103,125     9,402     ---       45,000   $ 28,319
Vice President
                          1993   $108,173   $ 30,000     ---       ---         ---    $  1,440

Stephen M. Sweeney        1994   $154,000      ---       ---       ---       12,000   $  5,283
Vice President
                          1993   $142,875   $ 85,000     ---       ---        ---     $  5,378

                          1992   $140,771   $ 60,000     ---       ---       15,000   $  5,505

Ralph J. Olson            1994   $272,582      ---       ---       ---       15,000   $749,437
Vice President
                          1993   $264,900   $230,000     ---       ---        ---     $ 13,699

                          1992   $254,783   $105,000     ---       ---       21,000   $  3,051

PAGE

[FN]
____________________________

(1) For 1994, perquisites did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.

(2) At December 31, 1994, Mr. Sottile held 5,000 shares of restricted stock having an aggregate award value (based upon the closing price of $14.75 per share on that date for the Company's common stock less the consideration paid) of $68,750.

(3) For 1994, includes the following: (i) matching contributions to the Company's Matched PaySaver (401(k)) Plan on behalf of each of Messrs. Sottile ($1,125), Flaherty ($0), Rohrbach ($900), Sweeney ($1,125) and Olson ($0) in respect of their 1994 contributions to the Plan; (ii) group term life insurance payments for Mr. Sottile ($5,400), Mr. Flaherty ($1,827), Mr. Rohrbach ($3,245), Mr. Sweeney ($4,158) and Mr. Olson ($3,456); (iii) whole-life insurance premiums of $46,500 for the benefit of Mr. Sottile; (iv) reimbursement of temporary living and travel expenses of $49,556 for Mr. Flaherty and $24,174 for Mr. Rohrbach; (v) miscellaneous insurance-related compensation of $1,398 for Mr. Flaherty; and (vi) termination costs of $745,981 for Mr. Olson.

(4) Mr. Flaherty and Mr. Rohrbach were first employed by the Company in 1993.


      Stock Options. The Company has six existing plans pursuant to which options for shares of common stock may be granted to key employees. These are the 1982, 1983, 1985 and 1987 Stock Option Plans and the 1989 and 1991 Stock Incentive Plans (together, the "Plans"). None of the Plans provides for the grant of stock appreciation rights ("SARs"). The following table contains information concerning stock option grants under the Plans to the named executive officers during the year ended December 31, 1994.

PAGE

                       Option Grants in Last Fiscal Year

                                     Individual Grants (1)
                       ----------------------------------------------------
                                      % of         Exercise                    Grant
                                  Total Options      or                        Date
                       Options     Granted to       Base                      Present
                       Granted    Employees in      Price       Expiration     Value
Name                     (#)       Fiscal Year      ($/SH)         Date        $ (2)
- -------------------    -------    -------------    ---------    ----------    --------
Benjamin J. Sottile     30,000            5.2%      $17.125      6/14/04      $170,998

William L. Flaherty     12,000            2.1%      $17.125      6/14/04      $ 68,399

Nelson J. Rohrbach      30,000            5.2%      $21.125      4/10/04      $210,940
                        15,000            2.6%      $17.125      6/14/04      $ 85,499

Stephen M. Sweeney      12,000            2.1%      $17.125      6/14/04      $ 68,399

Ralph J. Olson (3)      15,000            2.6%      $17.125      6/14/04      $ 85,499


[FN]

(1) All options vest at an annual rate of one-third per year commencing (i) April 11, 1995 for Mr. Rohrbach's options that expire April 10, 2004 and
      (ii) June 15, 1995 for all other options. The exercise price of all options may be paid in cash or, if permitted by the Compensation Committee, by the transfer of shares of the Company's common stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full (i) if any person becomes, or commences a tender offer which could result in the person becoming, the beneficial owner of more than 50% of the outstanding shares of the Company's common stock or (ii) unless the survivor or transferee corporation agrees to continue the option, in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the grant date present value of the options shown. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of an option, if any, depends upon the actual performance of the Company's stock during the applicable period.

(3) The options granted to Mr. Olson terminated unexercised as a result of his termination of employment with the Company.

PAGE

      With respect to each named executive officer, the following table sets forth information concerning unexercised options held at December 31, 1994. No named executive officer exercised options during 1994.

                Aggregated Option Exercises in Last Fiscal Year
                           and FY-End Option Values

                                                      Number of
                                                     Securities
                                         Value       Underlying        Value of
                                      Realized ($)   Unexercised       Unexercised
                                        (Market        Options         In-the-Money
                                        Price on      at FY-End        Options at
                          Shares        Exercise        (#)              FY-End
                         Acquired         Less                             ($)
                       on Exercise      Exercise     Exercisable/      Exercisable/
Name                       (#)           Price)      Unexercisable     Unexercisable
- -------------------    -----------    -----------    --------------    -------------
Benjamin J. Sottile        ---            ---        205,400/45,000    $84,375/---

William L. Flaherty        ---            ---          5,000/22,000        ---/---

Nelson J. Rohrbach         ---            ---         10,000/35,000        ---/---

Stephen M. Sweeney         ---            ---         19,500/17,000     $6,750/---

Ralph J. Olson (1)         ---            ---              ---             ---/---


[FN]

(1) All options terminated unexercised prior to fiscal year-end as a result of Mr. Olson's termination of employment with the Company.


      Pension Plans. The Pension Plan Table set forth below shows estimated annual pension benefits payable to a covered participant under the Company's Retirement Income Plan (the "Retirement Plan"), a qualified defined benefit pension plan, and under the Gibson Greetings, Inc. ERISA Makeup Plan (the "Makeup Plan"), a nonqualified supplemental pension plan providing benefits that would otherwise be denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. Benefits shown are computed as a straight life annuity for an employee retiring at age 65 in 1994 with no offsets.

PAGE

                             Pension Plan Table

                                         Years of Service
                -------------------------------------------------------------------------------
Remuneration       5          10          15          20          25          30          35
- ------------    -------    --------    --------    --------    --------    --------    --------
  $ 200,000     $14,190    $ 28,380    $ 42,570    $ 56,760    $ 70,950    $ 85,140    $ 99,330
    300,000      21,690      43,380      65,070      86,760     108,450     130,140     151,830
    400,000      29,190      58,380      87,570     116,760     145,950     175,140     204,330
    500,000      36,690      73,380     110,070     146,760     183,450     220,140     256,830
    600,000      44,190      88,380     132,570     176,760     220,950     265,140     309,330
    700,000      51,690     103,380     155,070     206,760     258,450     310,140     361,830
    800,000      59,190     118,380     177,570     236,760     295,950     355,140     414,330
    900,000      66,690     133,380     200,070     266,760     333,450     400,140     466,830
  1,000,000      74,190     148,380     222,570     296,760     370,950     445,140     519,330


      Benefits under the Retirement and Makeup Plans are based upon the highest average sixty consecutive months' salary and bonus (as shown on the Summary Compensation Table) during the 120 months immediately preceding retirement. Compensation covered by the Plans at the end of 1994 for each named executive officer is as follows: Mr. Sottile, $840,378; Mr. Flaherty, $301,991; Mr. Rohrbach, $216,205; and Mr. Sweeney, $223,940. For the purpose of computing a benefit under the table above, on December 31, 1994, Mr. Sottile had 8 years of credited service, Mr. Flaherty, 1 year, Mr. Rohrbach, 1 year, and Mr. Sweeney, 7 years. Covered compensation amounts differ from amounts shown on the Summary Compensation Table due to differences in the recognition of pensionable earnings.


      In addition to the Retirement Plan and the Makeup Plan, certain executives designated by the Compensation Committee are eligible for benefits under the Company's Supplemental Executive Retirement Plan (the "SERP"), which was adopted to attract and retain highly qualified executives by providing retirement benefits at levels which the Company believes to be competitive. A participant in the SERP who retires at age 65 is entitled to receive supplemental retirement benefits equal to the difference between (i) that percentage of the participant's final monthly average earnings (as defined in the Retirement Plan without regard to certain limitations imposed by the Internal Revenue Code on qualified plans) determined by crediting 2%, 1-2/3% and 1-1/3% per year, respectively, for each of the first 10, next 10 and next 10 years of credited service, up to a maximum of 30 years of credited service (the "SERP percentage") and (ii) the aggregate of the participant's monthly benefits from the Retirement Plan and the Makeup Plan plus supplemental retirement benefits under any individual agreement with the Company. The SERP provides for adjustments to the basic benefit formula in the event of a participant's early retirement, disability retirement, death or other termination of employment. At the normal retirement age each named executive officer's years of credited service and SERP percentage will be as follows:
Mr. Sottile, 16 years and 30%; Mr. Flaherty, 19 years and 36%; Mr. Rohrbach, 12 years and 21%; and Mr. Sweeney, 14 years and 26%.

PAGE

      At the time of his termination of employment with the Company, Mr. Olson had no vested benefits under any of the Company's retirement plans.

      Employment Contracts. Each of the named executive officers has or had an employment agreement with the Company. Mr. Sottile's agreement runs from April 1, 1993 until March 31, 1998, and renews automatically from year to year thereafter unless notice is given by either party. The agreement sets a minimum annual base salary of $430,000, subject to increase from time to time, and provides for an annual incentive bonus based upon a plan to be approved annually by the Company's Compensation Committee. Mr. Sottile's agreement further provides that if any person gains control of 50% or more of the voting power of the Company's securities and thereafter his employment terminates, he is entitled under specified circumstances to be paid $1.5 million; such amount is to be increased by an additional amount related to the excise tax which would be imposed by the Internal Revenue Code upon excess "parachute" payments.

      Mr. Flaherty's employment agreement currently expires on November 17, 1996. If not terminated prior to November 17, 1995, it will continue indefinitely until terminated by the Company upon one year's advance written notice or as otherwise provided therein. The agreement provides for an annual salary of $175,000 (subject to increase by the Company from time to time) and participation in the Company's incentive bonus plan. It also provides for severance pay equal to six months' salary in the event that the Company elects not to extend the initial term or in the event of death and for severance pay equal to one year's salary (subject to certain offsets) in the event of a change in control of the Company.

      Mr. Rohrbach's employment agreement is for a three-year term, expiring May 31, 1997; thereafter, it extends indefinitely until terminated by the Company's Cleo, Inc. ("Cleo") subsidiary upon one year's advance written notice. The agreement provides for an annual salary of $240,000, subject to review from time to time, and for participation in the Company's incentive bonus plan. Mr. Rohrbach previously was President of The Paper Factory of Wisconsin, Inc. ("The Paper Factory"), which was acquired by the Company in June 1993, and currently serves as President and Chief Executive Officer of Cleo. His agreement provides for a 1994 minimum bonus amount equal to that which he would have received pursuant to The Paper Factory's bonus plan had he remained as President of The Paper Factory throughout 1994. The employment agreement also provides for a payment equal to six months' salary in the event of death.

      Mr. Sweeney's employment agreement provides for a base annual salary of $136,000, subject to increase by the Company from time to time, and for participation in the Company's incentive bonus plan. The agreement is subject to termination by the Company upon one year's advance written notice and as is otherwise provided therein. Mr. Sweeney's agreement also provides that he is entitled to one year's salary (subject to offset under certain circumstances) if he is not retained in substantially the same capacity and salary for at least six months after any person becomes the beneficial owner of 50% or more of the Company's securities.

      The Company's employment agreements also generally provide additional miscellaneous compensation in the form of some combination of perquisites such as club membership fees, use of automobiles, insurance benefits and tax and estate planning services.

PAGE

      Mr. Olson had an employment agreement with the Company, originally entered into in 1991, providing for an annual salary of $288,000, subject to adjustment from time to time, and for participation in the Company's annual incentive bonus plan. In connection with his termination of employment with the Company, Mr. Olson received a payment pursuant to the agreement of $702,000, being 1-1/2 times total salary and bonus for the previous 12 months, outplacement services and continuation of medical, dental and life insurance coverage for the lesser of six months or his obtaining of other employment.

      In connection with his termination, in February 1994, as an officer and director of the Company, Mr. Michael A. Pietrangelo's employment agreement with the Company, which was due to expire on May 31, 1995, was terminated. Mr. Pietrangelo will receive severance pay aggregating $550,000 during the period from March 1994 through February 1996. In addition, he will receive, under certain circumstances, continuation of health insurance coverage for this same period.

      Mr. Cooney is entitled, under the terms of his prior employment agreements with the Company, to receive periodic payments aggregating $1,005,000; these payments began in 1991 and will continue through 2000.

      Certain Transactions. The Staubach Company, of which Mr. Staubach is Chairman and Chief Executive Officer, has been retained to sell certain property owned by the Company. If the property is sold in 1995, The Staubach Company anticipates receiving a net commission in excess of $60,000. During 1994, The Staubach Company received a $20,000 advance from the Company for expenses in connection with this project and also received fees of $26,487 from the Company for its representation of the Company in a lease transaction.

      Report of the Compensation Committee on Executive Compensation. The Compensation Committee submits this report, which covers the objectives and components of the Company's Executive Compensation Program, 1994 actions taken by the Company and the Chief Executive Officer's compensation.


      Objectives of the Executive Compensation Program

      * To provide compensation opportunities that approximate those offered by other successful consumer products companies, so that the Company can attract and retain the key executive talent needed to achieve its goals.

      * To reward executives for achieving the financial goals of the Company and its business units and for accomplishing their individual goals that relate to improved management of internal operations and to the needs of the Company's customers.

      * To motivate executives to take a long-term view of the Company's opportunities, so as to produce long-term value for shareholders.

      Components of the Executive Compensation Program

      The executive compensation program is comprised of four elements: base salary, annual incentives, long-term incentives, and benefits.

PAGE

      Base Salaries. Generally, minimum base salaries for the Company's executive officers are established in employment agreements with the Company. Base salaries are targeted at the 50th percentile of those provided by other consumer products companies with which the Company competes for key executive talent. Levels of salary of various jobs are reviewed periodically to determine their competitiveness. Executives' salaries are reviewed every 15 months, and are subject to adjustment based on the general movement in salaries in the job market, as well as the individuals' job performance, their relative contributions to the Company, and changes in their job responsibilities and accountabilities. These reviews are subjective in the sense that they are not based upon predetermined specific criteria. Because the Company competes with a wide and diverse range of consumer products companies for executive talent, the group of companies used for compensation comparisons is not the same as that believed appropriate for a comparison of shareholder returns in the Performance Graph shown below, although there may be some overlap between the groups.

      In February 1993, an independent human resources consulting firm reviewed base salaries for the Company's senior officers. This firm concluded that senior officers' base salaries were, on average, comparable to those offered by other similarly sized companies in the consumer products industry.

      Annual Incentives. The Company places significant emphasis on achieving its annual profit objectives. Accordingly, under the annual incentive plan, specific targeted levels of before-tax income are established for each fiscal year at both the corporate and division levels. A pool for incentive awards is funded after year-end results are known, with the size of the pool calculated based upon the achievement of predetermined percentages of the target levels. Individual awards are made from this pool, with the size of each award based on (1) the objective level of corporate/division profitability and (2) a subjective assessment of the individual's contributions to the business.

      Eligibility for annual incentive awards is limited to key executives who play important roles in the achievement of the Company's objectives. In addition, other managers may receive incentive awards in a particular year, to reward their extraordinary results or achievements for that year.


      Achievement of target incentives (for meeting the Company's demanding profit objectives) can place executives' annual cash compensation (that is, base salary plus annual incentive award) somewhat above the median for competitive practice.

      Long-Term Incentives. The Company provides two different types of long-term incentives to its senior executives: (1) stock options (nonqualified and incentive stock options), which are typically awarded every other year, and
(2) restricted stock grants, awarded on a periodic basis, and only to the most senior executives.

      Eligibility for long-term incentives is targeted to key corporate and division executives and managers who can have a significant effect on the achievement of the Company's long-term strategic objectives. The use of Company stock as a key element of the executive compensation program is intended to strengthen the link between the interests of senior management and the Company's shareholders. Long-term incentives are granted based upon a subjective assessment of the individual's performance and responsibilities.

PAGE

      Benefits. The Company's benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide executives with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability, and ill health) that can interrupt their employment and/or income.

      The Company's retirement income program consists of two tax-qualified plans (a defined benefit pension plan and a matched savings plan) that cover all salaried full-time employees, including the Company's executives, and two non-tax-qualified plans for executives (an ERISA "Makeup" plan, that restores defined benefit pension benefits denied by the federal tax laws, and a supplemental defined benefit retirement plan).

      The group insurance program consists of life, disability, and health insurance benefit plans that cover all salaried full-time employees, including the Company's executives. The employment agreements of individual executive officers may also provide for perquisites in the form of supplemental insurance benefits and/or Company payment of the premiums relating to insurance benefits.

      1994 Actions

      In December 1994, in response to the decline in profitability for the year, senior management undertook a broad-based cost reduction program. As part of that program, the salaries of Mr. Sottile, the Chairman of the Board, President and Chief Executive Officer, all other named executive officers and most employees of the Company were indefinitely frozen effective December 31, 1994. All named executive officers except one received salary increases earlier in 1994 based upon normal review periods and were based upon the factors described earlier under the description of "Base Salaries." No annual incentive awards were paid for 1994 to any named executive officer except Mr. Rohrbach. Under the terms of his employment agreement, Mr. Rohrbach received a 1994 bonus equal to that which he would have received pursuant to The Paper Factory's bonus plan had he remained as President of The Paper Factory throughout 1994. The Paper Factory's bonus plan allows participants to receive a percentage of their base salaries upon achievement of certain profit levels. In June 1994, stock options were granted to approximately 165 executives and managers of the Company's various units based upon the criteria outlined under "Long-Term Incentives." Included in this group were the five named executive officers. All such options were granted at the fair market value on the date of grant.


      The Company does not anticipate that the total annual taxable compensation of any of its executive officers will exceed $1,000,000 in 1995 or the near term. Therefore, it expects that all taxable compensation for these individuals will be tax-deductible to the Company. The Company intends to preserve its tax deduction for executive officers and to take steps necessary to do so if and as appropriate.

      CEO Compensation

      As previously noted, Mr. Sottile's salary was frozen as part of a December 1994 cost reduction program. Mr. Sottile's minimum annual base salary is specified in his April 1993 employment agreement with the Company.

PAGE

      Mr. Sottile's employment agreement provides for his participation in the Company's executive bonus plan. The amount of his annual incentive award from the pool is determined by the Compensation Committee in the same manner in which other individuals' awards are determined -- that is (1) the objective level of Company profitability, compared to predetermined before-tax income objectives and (2) an evaluation of the Chief Executive Officer's contributions to annual results and the achievement of the Company's long-term strategic objectives. Mr. Sottile did not receive an annual incentive award for 1994.

      Compensation Committee  C. Anthony Wainwright, Chairman
                              Albert R. Pezzillo
                              Charlotte A. St. Martin
                              Frank Stanton

      Performance Graph. The following graph and table compare, over the period shown, the cumulative total stockholder return of the Company's common stock to the cumulative total return of companies included in the Standard & Poor's 500 Stock Index and in a peer group index.(1) In each case it is assumed that $100 was invested on December 31, 1989 and that all dividends were reinvested.

                      [graph to be inserted]


                            1989     1990     1991     1992     1993     1994
                           ------   ------   ------   ------   ------   ------
 Gibson Greetings, Inc.    100.00    98.02   108.86    75.86    87.19    62.35
 S&P 500  Index            100.00    96.89   126.42   136.05   149.76   151.74
 Peer Group Index          100.00    87.41   108.22   115.46   119.93   102.29

[FN]

(1) The peer group is composed of companies having seasonal businesses which market consumer products through similar channels of distribution. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a group average. The members of the group are as follows: Action Industries, Inc., American Greetings Corporation, A.T. Cross & Co., CSS Industries, Inc., Devon Group, Inc., Fisher-Price, Inc., C.R. Gibson Co., Handleman Co., Jostens, Inc., Russ Berrie & Co., Inc., Tyco Toys, Inc. and Western Publishing Group, Inc.

PAGE

                          PRINCIPAL STOCKHOLDERS AND
                            HOLDINGS OF MANAGEMENT


      The following table sets forth certain information with regard to the beneficial ownership of the Company's common stock by (i) each of the Company's stockholders known to hold more than 5% of the outstanding shares of common stock, (ii) except as noted, each director and nominee and each executive officer named on the Summary Compensation Table, individually, and
(iii) all directors and executive officers as a group. Information relating to the Company's directors and executive officers is as of April 1, 1995. Information on 5% stockholders is as reported by them to the Company subsequent to December 31, 1994.

                                                         Beneficial Ownership (1)(2)(3)
                                                         ------------------------------
                                                           Number of
Name                        Position                        Shares           Percent
- ------------------          ------------------------       ---------         -------
 GSB Investment
  Management, Inc.
  301 Commerce Street,
  Suite 1501
  Ft. Worth, Texas 76102                                   1,430,031           8.6%
 John Hancock Mutual
  Life Insurance Company
  and subsidiaries,
  John Hancock Place
  P.O.Box 111
  Boston, Massachusetts 02177                              1,331,151           8.0%
 The Prudential
  Insurance Company
  of America
  Prudential Plaza
  Newark, New Jersey 07102                                 2,071,996          12.5%

 Thomas M. Cooney            Chairman of the                  12,542
                              Board, Emeritus
 Benjamin J. Sottile         Chairman of the
                              Board, President &
                              Chief Executive Officer        230,000           1.4%
 Charles D. Lindberg         Director                          3,600
 Albert R. Pezzillo          Director                          6,700
 Charlotte A. St. Martin     Director                          1,000
 Frank Stanton               Director                         11,300
 Roger T. Staubach           Director                          3,000
 C. Anthony Wainwright       Director                          6,100
 William Flaherty            Vice President - Finance          5,000
 Nelson J. Rohrbach          Vice President                   10,000
 Stephen M. Sweeney          Vice President - Human Resources 24,500

 All directors and executive
  officers as a group
  (12 persons)                                               313,742            1.9%

PAGE

[FN]

(1) Except as indicated, the percentage of shares held by each person is less than 1%. Includes shares which may be purchased upon exercise of presently exercisable options and options exercisable within 60 days after April 1, 1995, in the following amounts: Mr. Cooney, 2,000 shares; Mr. Sottile, 205,000 shares; Messrs. Stanton and Wainwright, 6,000 shares each; Mr. Pezzillo, 5,000 shares; Messrs. Lindberg and Staubach, 3,000 shares each; Ms. St. Martin, 1,000 shares; Mr. Flaherty, 5,000 shares; Mr. Rohrbach, 10,000 shares; Mr. Sweeney, 19,500 shares; and all directors and executive officers as a group, 265,500 shares. No information is presented for Mr. Olson whose employment with the Company terminated prior to April 1, 1995.

(2) Includes the following numbers of shares as to which beneficial ownership is disclaimed: 300 shares held by the wife of Mr. Stanton and 100 shares held by the wife of Mr. Wainwright.

(3) The Company has also been advised by two institutional investors, Heartland Advisors, Incorporated and Hughes Investment Management Company, that each is the beneficial owner of in excess of 5% of the Company's outstanding shares of common stock. However, neither of these institutional investors has at this time filed a formal report of ownership, and the Company is not aware of the exact number of shares of which each claims beneficial ownership.


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934


      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). These persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based upon a review of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 1994 except that a 1993 stock option grant was not timely reported by Mr. William
L. Flaherty and Form 3 was filed after its due date by Mr. Anthony L.
Forcellini.

PAGE

                        INDEPENDENT PUBLIC ACCOUNTANTS


      The Company's independent public accountants are selected by, and serve subject to change by, the Board of Directors. The Board has voted to appoint Deloitte & Touche LLP, Certified Public Accountants ("Deloitte & Touche"), as independent public accountants of the Company for the year 1995. Representatives of Deloitte & Touche are expected to be present at the meeting, with the opportunity to make a statement if they desire. Additionally, they will be available to respond to appropriate questions from stockholders.

      The firm of Deloitte & Touche was engaged as the Company's principal independent public accountants on October 3, 1994. Previously, through September 29, 1994, Arthur Andersen & Co. LLP ("Arthur Andersen") had served the Company in this capacity since 1990. The decision to dismiss Arthur Andersen and to engage Deloitte & Touche was made upon the recommendation of the Audit Committee.

      Arthur Andersen's previously delivered reports on the financial statements of the Company for fiscal years 1992 and 1993 contained no adverse opinion or disclaimer of opinion, nor were these reports qualified or modified as to uncertainty, audit scope, or accounting principles.

      During fiscal years 1992 and 1993 (and the subsequent interim period preceding September 29, 1994), there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure ("disagreements"), which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of such disagreements in connection with its report.


      During the same period of time, no event listed in (A) through (D) below (a "reportable event") occurred; namely, (A) Arthur Andersen having advised the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist; (B) Arthur Andersen having advised the Company that information had come to Arthur Andersen's attention that had led it to no longer be able to rely on management's representations or that made it unwilling to be associated with the financial statements prepared by management; (C) both (1) Arthur Andersen having advised the Company that the scope of Arthur Andersen's audit needed to be expanded significantly or that information had come to Arthur Andersen's attention during such time period that if further investigated might (i) have materially impacted the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that might have prevented it from rendering an unqualified audit report on those financial statements) or (ii) caused Arthur Andersen to be unwilling to rely on management's representations or be associated with the Company's financial statements and (2) due to Arthur Andersen's dismissal, or for any other reason, Arthur Andersen not have so expanded the scope of its audit or conducted such further investigation; or (D) both (1) Arthur Andersen having advised the Company that information had come to Arthur Andersen's attention that it had concluded materially impacted the fairness or

PAGE
reliability of either (i) a previously issued audit report or the underlying financial statements or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report and (2) due to Arthur Andersen's dismissal, or for any other reason, the issue not having been resolved to Arthur Andersen's satisfaction prior to its dismissal. It should be noted that, in its recommendations to management presented to the Audit Committee of the Board of Directors of the Company on April 21, 1994, Arthur Andersen indicated that the existence of the unauthorized transactions described in the Company's Current Report on Form 8-K dated March 4, 1994 constituted a "reportable condition" under the standards established by the American Institute of Certified Public Accountants; however, the Company does not believe that this reportable condition constitutes a "reportable event" as described above. Also, the Company announced on July 1, 1994 that the value of the inventory at its Cleo, Inc. subsidiary had been overstated for the yearend 1993 by approximately $8.8 million. Upon initial discovery of a possible problem related to Cleo's inventory, the Company promptly notified Arthur Andersen of the same and Arthur Andersen participated in the investigation that led to the July 1, 1994 announcement. As a result of the inventory overstatement, the Company determined to restate its financial statements for the periods ended September 30, 1993, December 31, 1993 and March 31, 1994, and such restatement resulted in the reissuance by Arthur Andersen of its opinion regarding the Company's financial statements for the year ended December 31, 1993, as restated.

      The termination of Arthur Andersen did not result from any "disagreement" (as defined above) but reflected the Company's dissatisfaction with the level of performance of audit services by Arthur Andersen.

      During fiscal years 1992 and 1993 (and the subsequent interim period prior to September 29, 1994), neither the Company nor anyone acting on its behalf consulted Deloitte & Touche regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, where either a written report was provided to the Company or oral advice was provided that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" or a "reportable event" as noted in the preceding paragraphs.

PAGE

                           PROXY STATEMENT PROPOSALS


      Stockholder proposals will be considered for inclusion in the Proxy Statement for the 1996 Annual Meeting if they are received by the Company before the close of business on January 9, 1996.



                       PROXY SOLICITATION AND REVOCATION


      The solicitation of the enclosed proxy is being made on behalf of the Board of Directors, and the Company will bear the cost of solicitation. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally, by telephone or by telegraph. The Company will reimburse brokers, banks or other persons for their reasonable out-of-pocket expenses in sending proxy material to beneficial owners. To assist in the solicitation of proxies, the Company has engaged Georgeson & Company, Inc. for a fee estimated at $7,500, plus out of pocket expenses. Any stockholder giving a proxy has the power to revoke it at any time prior to the voting thereof.


PAGE

                                 GIBSON GREETINGS, INC.
                     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints Harold L. Caldwell, William L. Flaherty and Stephen M. Sweeney, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gibson Greetings,Inc. to be held in the Auditorium of the Cincinnati Art Museum, Eden Park, Cincinnati, Ohio at 2:30 p.m., Eastern Daylight time, on May 23, 1995, and at any adjournments thereof.

            The proxy will be voted as specified. If no specification is made, the proxy shall be voted FOR the nominees listed on the reverse side. As to any other matter or if any of said nominees are not available for election, said attorneys shall vote in accordance with their best judgment.

                     [CONTINUED AND TO BE SIGNED ON REVERSE SIDE]

                                            Gibson Greetings, Inc.
                                            P.O.Box 11084
                                            New York, N.Y. 10203-0084





1. Election of Thomas M. Cooney, Benjamin J. Sottile and Charlotte A. St. Martin as directors.

            [ ]   FOR all nominees

            [ ]   WITHHELD from all nominees

            [ ]   *EXCEPTIONS (as marked below)

                  For all nominees except as noted on line below.

                  *EXCEPTIONS __________________________________


2. Upon such other business as may properly come before the meeting. (Strike through if you wish authority withheld.)


            [ ]   Mark here if you plan to attend the meeting.

            [ ]   Mark here for address change and note at right.

                                IMPORTANT: Please date and sign exactly as name appears. If shares are held jointly, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                                Dated _________________, 1995
                                _____________________________
                                _____________________________
                                  (Signature of Stockholder)

                                Votes must be indicated  (x) in Black
                                or Blue ink.

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.